Exhibit 99.1

FINANCIAL CONTACT:	MEDIA CONTACT:
Mark Pogharian	Jeff Beckman
717-534-7556	717-534-8090
HERSHEY ANNOUNCES FOURTH-QUARTER AND FULL-YEAR 2014
RESULTS; UPDATES OUTLOOK FOR 2015

•	Fourth-quarter and full-year net sales increase 2.7% and 3.9%, respectively, including the impact of acquisitions and foreign currency exchange rates

•	Shanghai Golden Monkey acquisition a 2.7 point and 0.75 point benefit in the fourth quarter and full year

•	Unfavorable foreign currency exchange rates a 0.8 point and 0.7 point headwind in the fourth quarter and full year

•	Fourth-quarter earnings per share-diluted of $0.91 as reported and $1.04 adjusted

•	Full-year 2014 earnings per share-diluted of $3.77 as reported and $3.98 adjusted

•	Outlook for 2015 updated:

•	Full-year net sales expected to increase 5.5% to 7.5%, including a net benefit from acquisitions and divestitures of about 2.5 points and unfavorable foreign currency exchange of about 1 point

•	Reported earnings per share-diluted expected to be in the $4.14 to $4.25 range

•	Adjusted earnings per share-diluted expected to increase 8% to 10%, including dilution from acquisitions and divestitures of $0.03 to $0.05 per share, and be in the $4.30 to $4.38 range
HERSHEY, Pa., January 29, 2015 - The Hershey Company (NYSE: HSY) today announced sales and earnings for the fourth quarter ended December 31, 2014. Consolidated net sales were $2,010,027,000 compared with $1,956,253,000 for the fourth quarter of 2013. Reported net income for the fourth quarter of 2014 was $202,508,000 or $0.91 per share-diluted, compared with $186,075,000 or $0.82 per share-diluted for the comparable period of 2013.
“In 2014 Hershey made progress against its strategic initiatives as the U.S. business increased its overall candy, mint and gum (CMG) market share to 31.4 percent, we acquired Shanghai Golden Monkey, more than doubling the company’s presence in China, we expanded into snacks and adjacencies with the launch of Hershey’s Spreads Snacksters Graham Dippers and we sourced 30 percent of our cocoa needs from certified and sustainable cocoa farms, putting us in solid position to deliver on our goal to source 100 percent certified cocoa by 2020,” said John P. Bilbrey, President and Chief Executive Officer, The Hershey Company. “Building on our snacks and adjacency strategy, today we announced that we entered into an agreement to acquire

Krave Jerky which enables us to enter the rapidly growing meat snacks category. As expected, U.S. marketplace performance sequentially improved throughout the year. Fourth quarter U.S. CMG retail takeaway increased 3.8 percent, driven by solid Halloween and Holiday gains with market share increases across all segments; chocolate, non-chocolate candy, mint and gum. For the full year 2014, Hershey U.S. CMG retail takeaway increased 2.7 percent, about 1 full percentage point greater than the category growth rate. However, throughout the year, retail store traffic and consumer trips were irregular. Additionally, increased levels of distribution and in-store activity of items such as salty, bakery and meat snacks, by both mainstream and newer contemporary niche manufacturers, were prevalent throughout the year and drove broader snacking category growth in 2014. This adversely impacted purchases of non-seasonal candy products resulting in net sales and operating profit that were below our expectations. In 2015, we expect marketing and selling efforts to be more precision based as they are focused on specific consumers and retail channels which should help mitigate the impact of volume elasticity related to the previously announced price increase and enable us to deliver upon our objectives.”
As described in the Note below, for the fourth quarter of 2014, these results, prepared in accordance with U.S. generally accepted accounting principles (GAAP), included net pre-tax charges of $32.5 million or $0.13 per share-diluted. These charges included $4.5 million, or $0.02 per share-diluted, related to international business realignment charges, net acquisition and integration costs related to Shanghai Golden Monkey of $3.4 million, or $0.01 per share-diluted, Project Next Century program costs of $0.2 million, non-service-related pension income (NSRPI) of $0.4 million, and a $15.9 million, or $0.06 per share-diluted, non-cash impairment charge related to our business in India. In addition, on December 30, 2014, the company entered into an agreement to divest the Mauna Loa macadamia nut business. Consequently, fourth quarter 2014 results also included an additional write-down of $8.9 million, or $0.04 per share-diluted, on the anticipated disposal. Mauna Loa net sales in 2014 were approximately $68 million. Despite the aforementioned charges, reported gross margin of 44.1 percent increased 30 basis points versus last year. For the fourth quarter of 2013, results included pre-tax charges of $10.9 million or $0.04 per share-diluted. These charges included $5.5 million, or $0.02 per share-diluted, related to the Project Next Century program, acquisition and integration costs of $3.0 million, or $0.02 per share-diluted, and non-service-related pension expense (NSRPE) of $2.4 million. Adjusted net income, which excludes these net items, was $231,751,000 or $1.04 per share-diluted in the fourth quarter of 2014, compared with $195,627,000 or $0.86 per share-diluted in the fourth quarter of 2013, an increase of 20.9 percent in adjusted earnings per share-diluted. For the full year 2014, consolidated net sales were $7,421,768,000 compared with $7,146,079,000 in 2013, an increase of 3.9 percent. Reported net income for 2014 was $846,912,000 or $3.77 per share-diluted, compared with $820,470,000 or $3.61 per share-diluted for 2013. As described in the Note, for the full years 2014 and 2013, these results, prepared in accordance with GAAP, included net pre-tax charges of $61.6 million and

$34.0 million, or $0.21 and $0.11 per share-diluted, respectively. Charges associated with the Project Next Century program for 2014 and 2013 were $7.5 million and $19.1 million, or $0.02 and $0.05 per share-diluted, respectively. Acquisition and integration costs for 2014 and 2013 were $13.3 million and $4.1 million, or $0.05 and $0.03 per share-diluted, respectively. NSRPI for 2014 was $1.8 million, compared with NSRPE of $10.9 million, or $0.01 and $0.03 per share-diluted, respectively. International business realignment charges were $4.5 million, or $0.01 per share-diluted in 2014. Additionally, in 2014 the company recorded a non-cash impairment charge on its business in India of $15.9 million, or $0.06 per share-diluted, and a write-down totaling $22.2 million, or $0.08 per share-diluted, related to the anticipated Mauna Loa divestiture. As described in the Note, adjusted net income, which excludes these items, was $895,903,000 or $3.98 per share-diluted in 2014, compared with $844,320,000 or $3.72 per share-diluted in 2013, an increase of 7 percent in adjusted earnings per share-diluted.
In 2015, the company expects reported gross margin to increase 135 to 145 basis points versus last year and reported earnings per share-diluted of $4.14 to $4.25, including net pre-tax GAAP charges of approximately $45 million to $55 million, or $0.13 to $0.16 per share-diluted. This projection, prepared in accordance with GAAP, assumes net business realignment charges and other supply chain program costs of $0.04 to $0.05 per share-diluted, NSRPE of $0.04 to $0.05 per share-diluted, and net acquisition, integration and transaction costs of $0.05 to $0.06 per share-diluted.

Fourth-Quarter Performance
Fourth-quarter net sales increased 2.7 percent. Net price realization, primarily in the U.S., was a 3.1 point benefit. Excluding Shanghai Golden Monkey, volume was off 2.3 points due to price elasticity associated with the price increase announced in July and lower than expected non-seasonal sales. The Shanghai Golden Monkey acquisition was a 2.7 point benefit and foreign currency exchange rates were a 0.8 point headwind.
North America seasonal net sales were in line with expectations and Hershey increased its leading U.S. market share position in the key Halloween and Holiday periods. U.S. non-seasonal net sales were below expectations given previously mentioned retail store trip declines. Additionally, as stated last quarter, the company estimates that due to the buy-in related to the price increase, about 1 point of North America net sales occurred in the third quarter that would have normally occurred in the fourth quarter. International net sales, excluding the Shanghai Golden Monkey acquisition, increased 8 percent, less than estimates due to macroeconomic headwinds in select markets and foreign currency exchange rates that were greater than anticipated. China continues to drive international net sales growth and increased about 37 percent in the fourth quarter, excluding Shanghai Golden Monkey.

Hershey’s U.S. candy, mint and gum (CMG) retail takeaway for the 12 weeks and year ended December 27, 2014, in the expanded all outlet combined plus convenience store channels (xAOC+C-store), which accounts for approximately 90 percent of the company’s U.S. retail business, was up 3.8 percent and 2.7 percent, respectively, resulting in market share gains of 0.5 points and 0.3 points, respectively. For the year-to-date period ended December 27, 2014, Hershey’s U.S. CMG market share was an industry leading 31.4 percent.
Fourth-quarter adjusted gross margin increased 30 basis points, less than expectations. This increase was driven by net price realization, slightly favorable input costs and supply chain productivity, partially offset by unfavorable sales mix and other supply chain costs. Total selling, marketing and administrative expenses declined about 5 percent in the fourth quarter due primarily to lower employee related costs.

Outlook
“In 2015, the company has many exciting new products that will bring variety, news and excitement to the category. In addition to the fourth-quarter carryover benefit of Brookside Crunchy Clusters and Reese’s Spreads take home jar, the company is also launching Kit Kat White Minis, Hershey’s Caramels, Ice Breakers Cool Blasts Chews, Reese’s Spreads Snacksters Graham Dippers and some other yet to be announced new candy and snacking products. These launches will be supported with higher levels of advertising and in-store merchandising and programming that should enable us to mitigate the impact of volume elasticity related to the price increase and compete effectively across the CMG and broader snack categories. Additionally, we expect advertising, including a greater shift to digital and mobile communication, to increase at a rate greater than net sales growth,” Bilbrey concluded. The company estimates full-year 2015 net sales to increase 5.5 percent to 7.5 percent, including a net benefit from acquisitions and divestitures1 of about 2.5 points and unfavorable foreign currency exchange. Excluding the net benefit of acquisitions and divestitures, full-year net sales are expected to increase 3 percent to 5 percent, including unfavorable foreign currency exchange. The company expects foreign exchange translation to be greater than its previous estimates and to have an unfavorable impact of approximately 1 percentage point on full-year net sales growth.
The company continues to focus on growth initiatives and margin-enhancing opportunities in addition to normal productivity gains. With the conclusion of the Project Next Century program, in 2015 the company will begin to focus on the opportunities that exist for future incremental increases in productivity and costs savings. A portion of any potential savings from this assessment would be reinvested in initiatives to accelerate revenue growth. As stated in October, gross margin is expected to increase in 2015 driven by pricing and productivity. The company expects that 2015 adjusted gross margin expansion of 135 to 145 basis points will contribute to an increase in adjusted earnings per share-diluted of 8 percent to 10 percent, including dilution from acquisitions and divestitures of $0.03 to $0.05 per share.

1On December 30, 2014, the company entered into an agreement to sell its Mauna Loa macadamia nut business to Hawaiian Host, Inc. In 2014, the Mauna Loa business generated net sales of approximately $68 million. Also impacting the aforementioned net sales guidance are the 2014 acquisitions of Shanghai Golden Monkey and the Allan Candy Company, and the 2015 agreement to purchase Krave Jerky. Further information can be found in the investor relations section of the company’s website.

Note: In this release, Hershey references income measures that are not in accordance with GAAP because they exclude business realignment and non-cash impairment charges, business acquisition closing and integration costs, NSRPE and NSRPI. These non-GAAP financial measures are used in evaluating results of operations for internal purposes. These non-GAAP measures are not intended to replace the presentation of financial results in accordance with GAAP. Rather, the company believes exclusion of such items provides additional information to investors to facilitate the comparison of past and present operations. A reconciliation of the non-GAAP financial measures referenced in this release to their nearest comparable GAAP financial measure as presented in the Consolidated Statement of Income is provided below.

Fourth Quarter Ended	Gross Profit/Gross Margin	EBIT/EBIT Margin	Interest Expense, net	Net Income	EPS - Diluted
In thousands except per share amounts

December 31, 2014
GAAP results	$887,065	$342,309	$(20,740)	$202,508	$0.91
	44.1%	17.0%
Adjustments:
Acquisition and integration costs	—	3,874	(494)	2,661	0.01
Business realignment, including PNC	1,529	4,737	—	3,641	0.02
NSRPE(I)	(672)	(451)	—	(310)	—
India impairment	—	15,900	—	14,335	0.06
Loss on anticipated Mauna Loa divestiture	—	8,916	—	8,916	0.04
Non-GAAP results	$887,922	$375,285	$(21,234)	$231,751	$1.04
	44.2%	18.7%

December 31, 2013
GAAP results	$857,386	$308,305	$(21,870)	$186,075	$0.82
	43.8%	15.8%
Adjustments:
Acquisition and integration costs	—	3,042	—	4,702	0.02
Business realignment, including PNC	193	5,491	—	3,412	0.02
NSRPE(I)	1,358	2,437	—	1,438	—
Non-GAAP results	$858,937	$319,275	$(21,870)	$195,627	$0.86
	43.9%	16.3%

Twelve Months Ended	Gross Profit/Gross Margin	EBIT/EBIT Margin	Interest Expense, net	Net Income	EPS - Diluted
In thousands except per share amounts

December 31, 2014
GAAP results	$3,336,166	$1,389,575	$(83,532)	$846,912	$3.77
	45.0%	18.7%
Adjustments:
Acquisition and integration costs	—	14,873	(1,603)	10,249	0.05
Business realignment, including PNC	1,622	12,034	—	8,337	0.03
NSRPE(I)	(2,685)	(1,834)	—	(1,290)	(0.01)
India impairment	—	15,900	—	14,335	0.06
Loss on anticipated Mauna Loa divestiture	—	22,256	—	17,360	0.08
Non-GAAP results	$3,335,103	$1,452,804	$(85,135)	$895,903	$3.98
	44.9%	19.6%

December 31, 2013
GAAP results	$3,280,848	$1,339,675	$(88,356)	$820,470	$3.61
	45.9%	18.7%
Adjustments:
Acquisition and integration costs	310	4,072	—	5,367	0.03
Business realignment, including PNC	402	19,085	—	11,826	0.05
NSRPE(I)	5,374	10,885	—	6,657	0.03
Non-GAAP results	$3,286,934	$1,373,717	$(88,356)	$844,320	$3.72
	46.0%	19.2%
Below is a reconciliation of earnings per share-diluted calculated in accordance with GAAP to non-GAAP adjusted earnings per share-diluted:

	2013	2014	2015 (Projected)
Reported EPS - Diluted	$3.61	$3.77	$4.14 ‑ $4.25
Acquisition and Integration Charges	0.03	0.05	0.05 ‑ 0.06
Business Realignment Charges	0.05	0.03	0.04 ‑ 0.05
India Impairment Charges	‑‑	0.06	‑‑
Loss on Anticipated Mauna Loa Divestiture	‑‑	0.08	‑‑
NSRPE	0.03	‑‑	0.04 ‑ 0.05
NSRPI	‑‑	(0.01)	‑‑
Adjusted EPS - Diluted	$3.72	$3.98	$4.30 ‑ $4.38

Safe Harbor Statement
This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Many of these forward-looking statements can be identified by the use of words such as “intend,” “believe,” “expect,” “anticipate,” “should,” “planned,” “projected,” “estimated,” and “potential,” among others. These statements are made based upon current expectations that are subject to risk and uncertainty. Because actual results may differ materially from those contained in the forward-looking statements, you should not place undue reliance on the forward-looking statements when deciding whether to buy, sell or hold the company's securities. Factors that could cause results to differ materially include, but are not limited to: issues or concerns related to the quality and safety of our products, ingredients or packaging; changes in raw material and other costs; selling price increases, including volume declines associated with pricing elasticity; market demand for our new and existing products; increased marketplace competition; disruption to our manufacturing operations or supply chain; failure to successfully execute and integrate acquisitions, divestitures and joint ventures; changes in governmental laws and regulations, including taxes; political, economic, and/or financial market conditions; risks and uncertainties related to our international operations; disruptions, failures or security breaches of our information technology infrastructure; the impact of future developments related to civil antitrust lawsuits and the possible investigation by government regulators of alleged pricing practices by members of the confectionery industry in the United States; and such other matters as discussed in our Annual Report on Form 10-K for the year ended December 31, 2013. All information in this press release is as of January 29, 2015. The company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the company's expectations.
Live Webcast
As previously announced, the company will hold a conference call with analysts today at 8:30 a.m. Eastern Time. The conference call will be webcast live via Hershey’s corporate website, www.thehersheycompany.com. Please go to the Investor Relations section of the website for further details.

# # #

The Hershey Company
Summary of Consolidated Statements of Income
for the periods ended December 31, 2014 and December 31, 2013
(unaudited) (in thousands except per share amounts)

			Fourth Quarter		Twelve Months
			2014	2013	2014	2013

Net Sales			$2,010,027	$1,956,253	$7,421,768	$7,146,079

Costs and Expenses:
Cost of Sales			1,122,962	1,098,867	4,085,602	3,865,231
Selling, Marketing and Administrative			519,679	543,783	1,900,970	1,922,508
Business Realignment and Impairment Charges, net			25,077	5,298	45,621	18,665

Total Costs and Expenses			1,667,718	1,647,948	6,032,193	5,806,404

Income Before Interest and Income Taxes (EBIT)			342,309	308,305	1,389,575	1,339,675
Interest Expense, net			20,740	21,870	83,532	88,356

Income Before Income Taxes			321,569	286,435	1,306,043	1,251,319
Provision for Income Taxes			119,061	100,360	459,131	430,849

Net Income			$202,508	$186,075	$846,912	$820,470

Net Income Per Share	- Basic	- Common	$0.94	$0.85	$3.91	$3.76
	- Basic	- Class B	$0.85	$0.77	$3.54	$3.39
	- Diluted	- Common	$0.91	$0.82	$3.77	$3.61

Shares Outstanding	- Basic	- Common	160,825	163,739	161,935	163,549
	- Basic	- Class B	60,620	60,623	60,620	60,627
	- Diluted	- Common	223,547	227,357	224,837	227,203

Key Margins:
Gross Margin			44.1%	43.8%	45.0%	45.9%
EBIT Margin			17.0%	15.8%	18.7%	18.7%
Net Margin			10.1%	9.5%	11.4%	11.5%

The Hershey Company
Consolidated Balance Sheets
as of December 31, 2014 and December 31, 2013
(unaudited) (in thousands of dollars)

Assets	2014	2013
Cash and Cash Equivalents	$374,854	$1,118,508
Short-Term Investments	97,131	—
Accounts Receivable - Trade (Net)	596,940	477,912
Inventories	801,036	659,541
Deferred Income Taxes	100,515	52,511
Prepaid Expenses and Other	276,571	178,862

Total Current Assets	2,247,047	2,487,334

Net Plant and Property	2,151,901	1,805,345
Goodwill	792,955	576,561
Other Intangibles	294,841	195,244
Other Assets	142,772	293,004

Total Assets	$5,629,516	$5,357,488

Liabilities and Stockholders' Equity

Short-Term Borrowings	$635,501	$166,875
Accounts Payable	482,017	461,514
Accrued Liabilities	813,513	699,722
Accrued Income Taxes	4,616	79,911

Total Current Liabilities	1,935,647	1,408,022

Long-Term Debt	1,548,963	1,795,142
Other Long-Term Liabilities	526,003	434,068
Deferred Income Taxes	99,373	104,204

Total Liabilities	4,109,986	3,741,436

Total Stockholders' Equity	1,519,530	1,616,052

Total Liabilities and Stockholders' Equity	$5,629,516	$5,357,488